We hereby consent to the use in the Form 10-K, Annual Report, under Section 13 or 15(d) of the Securities Exchange Act of 1934, filed by Medical Imaging Corp. of our report dated April 17, 2017, relating to the consolidated financial statements of Medical Imaging Corp. as of and for the years ended December 31, 2016 and 2015.

/s/ Accell Audit & Compliance, P.A.

Tampa, Florida

April 17, 2017

4806 West Gandy Boulevard i Tampa, Florida 33611 i 813.440.6380